FROM:       Franklin Resources, Inc.
            Investor Relations: Alan Weinfeld  (650) 525-8900
            Corporate Communications: Holly Gibson Brady (650) 312-4701 franklintempleton.com
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                                                           FOR IMMEDIATE RELEASE

  FRANKLIN RESOURCES, INC. TO RECEIVE APPROXIMATELY $400 MILLION IN CONVERTIBLE
                                  DEBT OFFERING

      San Mateo, CA, May 8, 2001 -- Franklin Resources, Inc. (Franklin Templeton Investments) (NYSE:BEN) today announced that it has entered into a purchase agreement for the sale of $701 million principal amount at maturity of zero-coupon convertible senior notes due 2031 ("convertible securities").

      The convertible securities are being offered only to qualified institutional buyers at an initial offering price of $571.28 per $1,000 principal amount at maturity, resulting in gross proceeds to Franklin of approximately $400 million. The issue price represents a yield to maturity of 1.875% per annum, with an initial conversion premium of 42%. The initial purchaser will also have a 30-day option to purchase up to an additional $176 million principal amount at maturity of the convertible securities to cover over-allotments, which would provide Franklin an additional $100 million in gross proceeds.

      Each $1,000 principal amount at maturity of the convertible securities will initially be convertible into 9.3604 shares of Franklin common stock upon the occurrence of any of the following events: i) if the closing prices of Franklin's shares of common stock on the New York Stock Exchange exceed specified levels; ii) if the rating of the convertible securities falls below specified levels; (iii); if Franklin redeems the convertible securities; or iv) if Franklin takes certain extraordinary corporate actions. Franklin may redeem the convertible securities for cash on or after May 11, 2006 at their accreted value. Franklin may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders, on May 11 of 2003, 2004, 2006, 2011, 2016, 2021 and 2026. In such event, Franklin may choose to pay the purchase price for such repurchases in cash or shares of Franklin common stock.

        In conjunction with the offering, Franklin has agreed to purchase approximately 3 million shares of its common stock for approximately $129 million from the offering proceeds. Franklin will use the balance of the proceeds of the offering for general corporate purposes.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The debt securities and shares of common stock issuable upon conversion of the debt securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

      Certain matters discussed in this press release and in public statements relating to the release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the ability to close the convertible debt offering, changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, the investment performance of our subsidiaries and their ability to effectively market their investment strategies, and other risks detailed from time to time in Franklin's filings with the Securities and Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report, Form 10-K for the most recently ended fiscal year as well as subsequent documents filed by the company with the Securities and Exchange Commission.
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